Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

BEAR CREEK STORES, INC.

FIRST: The name of the corporation is:

Bear Creek Stores, Inc.

SECOND: The address of its registered office in the State of Delaware is 32 Loockerman Square, Suite

L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is:

The Prentice-Hall Corporation System, Inc.

32 Loockerman Square, Suite L-100

Dover, DE 19901

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

FOURTH: The total number of SHARES of stock which the corporation shall have authority to issue is fifteen hundred (1,500) shares of Common Stock, no par value.

FIFTH: The Board of Directors is authorized to adopt, amend or repeal the By-laws of the corporation. Election of directors need not be by ballot.

SIXTH: The name and mailing address of the incorporator is:

Karen E. Nossiter

Pillsbury Madison & Sutro

P.O. Box 7880

San Francisco, CA 94120

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware Corporation Law hereafter is amended the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 19th day of October, 1994.

/s/ KAREN E. NOSSITER
Karen E. Nossiter, Incorporator